As filed with the Securities and Exchange Commission on January 8, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Castor Maritime Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	N.A.
(State or other jurisdiction of corporation or organization)	(I.R.S. Employer Identification No.)

Castor Maritime Inc. 223 Christodoulou Chatzipavlou Street Hawaii Royal Gardens 3036 Limassol, Cyprus Tel: + 357 25 357 767 (Address and telephone number of Registrant's principal executive offices)
Seward & Kissel LLP
Attn: Edward S. Horton, Esq.
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)
(Name, address and telephone number of agent
for service)

Copies to:

Seward & Kissel LLP
Attn: Edward S. Horton, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒333-232052

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.◻

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting
Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (5)(6)
Common shares, par value $0.001 per share, including related preferred stock purchase rights (3)	$8,764,000	$956.16
Warrants to purchase common shares (4)	—	—
Common shares, par value $0.001 per share, underlying Warrants (3)
Total	$8,764,000	$956.16

(1)
The registrant previously registered securities with an aggregate offering price not to exceed $100,000,000 on a registration statement on Form F-3 (File No. 333-232052) which was filed by the registrant on June 10, 2019 and declared effective by the Securities and Exchange Commission (the "Commission") on June 21, 2019 (the "Initial Registration Statement"). There currently remains $43,820,000 in unsold securities under the Initial Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $8,764,000 is hereby registered, representing no more than 20% of the maximum aggregate offering price of unsold securities under the Initial Registration Statement. In no event will the maximum aggregate offering price of all securities issued pursuant to this registration statement and the Initial Registration Statement exceed the amount registered under such registration statements.

(2)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant's securities that become issuable by reason of any stock splits, stock dividends, or similar transactions.

(3)
Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.  For more information please see "Description of Share Capital—Stockholders Rights Agreement" in our Registration Statement on Form F-3 (File No. 333-232052) filed with the Commission on June 10, 2019.

(4)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(5)	Calculated in accordance with Rule 457(o) under the Securities Act.

(6)
The registrant hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission the filing fee of $956.16 for the additional securities being registered under this registration statement as soon as practicable (but in any event no later than the close of business on January 8, 2021); (ii) it will not revoke such instructions; (iii) it has sufficient funds in the relevant account to cover the amount of the filing fee; and (iv) it undertakes to confirm receipt of such instructions by the bank on January 8, 2021.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This registration statement is being filed pursuant to Rule 462(b) and General Instruction IV to Form F-3 promulgated under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index, an opinion of Seward & Kissel LLP regarding the validity of the securities being registered and a related consent of Deloitte Certified Public Accountants S.A. This registration statement relates to Castor Maritime Inc.'s registration statement on Form F-3 (File No. 333-232052), as amended, including the exhibits and powers of attorney thereto (the "Initial Registration Statement"), declared effective by the Securities and Exchange Commission on June 21, 2019. Castor Maritime Inc. (the "Registrant") is filing this registration statement for the sole purpose of increasing the proposed maximum aggregate offering price of the securities offered hereby by $8,764,000. The Registrant hereby incorporates by reference into this registration statement on Form F-3 in its entirety the Initial Registration Statement, including each of the documents filed by the Registrant and incorporated or deemed to be incorporated by reference therein and all exhibits thereto.

Exhibit Index
Exhibit Number	Description

5.1	Opinion of Seward & Kissel LLP as to the validity of the securities*

8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters*

23.1	Consent of Deloitte Certified Public Accountants S.A.*

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)*

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*

24.1	Powers of Attorney (included in the signature pages hereto)*

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Limassol, Country of Cyprus on January 8, 2021.
CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Petros Panagiotidis, Gary J. Wolfe, Edward S. Horton and Andrei Sirabionian his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on January 8, 2021 in the capacities indicated.
Signature	Title	Date

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer and Chief Financial Officer	January 8, 2021
Petros Panagiotidis

/s/ Dionysios Makris	Secretary, Class B Director and Audit Committee Member	January 8, 2021
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director and Audit Committee Chairman	January 8, 2021
Georgios Daskalakis

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Castor Maritime Inc., has signed this registration statement in the City of Newark, State of Delaware on January 8, 2021.
PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director